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                                                                     EXHIBIT 8.1





                               September 12, 2003







Western Wireless Corporation
3650 131st Avenue, S.E.
Bellevue, WA  98006



Ladies and Gentlemen:



      Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the exchange notes ("Exchange Notes") of Western Wireless Corporation to be issued by it in exchange for its 9.250% Senior Notes Due 2013.

      We have prepared the discussion contained under the caption "Certain United States Federal Income Tax Considerations" in the prospectus that is part of the Registration Statement. In our opinion, such discussion accurately summarizes the material United States federal income tax considerations relating to the purchase, ownership, and disposition of the Exchange Notes.

      We consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,



                                /s/ Jones Day